SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 26, 2003

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lakeshore Parkway Birmingham, Alabama	35211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 940-4000

Item 9.    Regulation FD Disclosure.

Saks Incorporated (“the Company”) announced the completion of two financing transactions. On November 26, 2003 the Company completed a refinancing of its revolving credit facility. The committed amount of the facility has been increased to $800 million from $700 million, and the maturity date has been extended from November 20, 2006 to February 27, 2009. The refinanced revolver includes a reduced commitment fee, lower borrowing spreads, and enhanced flexibility.

On December 4, 2003, the Company completed the exchange offer for its 8.25% Senior Notes maturing in 2008. As a result of the exchange offer, the 2008 Senior Notes have been reduced from approximately $451 million in outstanding principal to approximately $198 million. The exchange also resulted in the issuance of approximately $208 million of 7% Senior Notes maturing in 2013. The exchange offer is expected to lower the company’s estimated annual interest expense by approximately $4.5 million.

As a result of these financing activities, the Company will incur a pre-tax charge of approximately $10.5 million in the current fiscal quarter. The charge relates to the premium paid on retired securities, the write-off of unamortized loan origination costs, and transaction costs.

The refinancings were opportunistic transactions related to favorable conditions in the debt capital markets and provide the Company with a number of advantages including:

- A net reduction of approximately $60 million in funded debt;

- A reduction in future borrowing costs;

- A smoothing of the Company’s debt maturity schedule; and,

- An increase in the committed amount and tenor of the Company’s primary liquidity facility.

This report contains information that is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful implementation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.3 to the Company’s Form 10-K for the fiscal year ended February 1, 2003 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2003	SAKS INCORPORATED /s/ Douglas E. Coltharp Douglas E. Coltharp Executive Vice President and Chief Financial Officer